Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of XBP Global Holdings, Inc. on Form S-3 (No. 333-284999 and No. 333-290237) and Form S-8 (No. 333-283971 and No. 333-290233) of our report dated March 31, 2026, relating to the audit of the consolidated financial statements of XBP Global Holdings, Inc. and Subsidiaries as of December 31, 2025 (Successor), and for the five-month period ended December 31, 2025 (Successor) and for the seven-month period ended July 31, 2025 (Predecessor), appearing in this Annual Report on Form 10-K.

/s/ UHY LLP

Sterling Heights, Michigan

March 31, 2026